UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2014

RSP PERMIAN, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36264	90-1022997
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3141 Hood Street, Suite 500 Dallas, Texas 75219
(Address of Principal Executive Offices) (Zip Code)

(214) 252-2700
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On August 7, 2014, RSP Permian, Inc., a Delaware corporation (the “Company”), and certain stockholders of the Company (the “Selling Stockholders”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Barclays Capital Inc. and RBC Capital Markets, LLC, as representatives of the several underwriters named therein (the “Underwriters”), relating to the offer and sale of the Company’s common stock, par value $0.01 per share (the “Common Stock”). The Underwriting Agreement provides for the offer and sale (the “Offering”) by the Company and the Selling Stockholders, and purchase by the Underwriters, of an aggregate of 10,000,000 shares of Common Stock at a price to the public of $25.65 per share ($24.75225 per share net of underwriting discounts and commissions). Of the 10,000,000 shares of Common Stock, 4,166,667 were sold by the Company and 5,833,333 were sold by the Selling Stockholders. Pursuant to the Underwriting Agreement, the Company and the Selling Stockholders granted the Underwriters a 30-day option to purchase up to an aggregate of 1,500,000 additional shares of Common Stock, pro rata, to cover over-allotments. The material terms of the Offering are described in the prospectus, dated August 7, 2014 (the “Prospectus”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on August 7, 2014, pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering is registered with the Commission pursuant to a Registration Statement on Form S-1, as amended (File No. 333-196388), initially filed by the Company on May 30, 2014. The Offering closed on August 12, 2014.

The Underwriting Agreement contains customary representations and warranties, agreements and obligations, closing conditions and termination provisions. The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make because of any of those liabilities.

The Company and the Selling Stockholders received official notice of exercise of each of the Underwriters’ options to purchase the full 1,500,000 of additional shares of Common Stock on August 8, 2014, which closed simultaneously with the Offering.  Net proceeds received by the Company from the sale of 4,791,667 shares of its Common Stock were approximately $117.8 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.  As described in the Prospectus, the Company intends to use the net proceeds of the Offering to repay amounts drawn under its revolving credit facility. The Company did not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders.

As more fully described under the caption “Underwriting (Conflicts of Interest)” in the Prospectus, certain of the Underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for the Company and its affiliates, for which they have received, and may in the future receive, customary fees and expenses. Affiliates of certain of the Underwriters are lenders under the Company’s revolving credit facility and will therefore receive their respective share of repayment by the Company of amounts outstanding under the Company’s revolving credit facility from the Company’s net proceeds to be received from the Offering.

The foregoing description is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is attached as Exhibit 1.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Item 8.01                                 Other Events.

On August 7, 2014 and August 12, 2014, the Company issued news releases announcing the pricing and the closing, respectively, of the Offering. Copies of the news releases are attached hereto as Exhibit 99.1 and 99.2, respectively.

Item 9.01                                 Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit No.	Description

1.1

Underwriting Agreement, dated as of August 7, 2014, by and among RSP Permian, Inc., the Selling Stockholders named therein, and Barclays Capital Inc. and RBC Capital Markets, LLC, as representatives of the several underwriters named therein.

99.1	News Release, dated August 7, 2014, titled “RSP Permian, Inc. Announces Pricing of Common Stock Offering.”

99.2	News Release, dated August 12, 2014, titled “RSP Permian, Inc. Announces Closing of Public Offering and Full Exercise of Underwriters’ Option to Purchase Additional Common Stock.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RSP PERMIAN, INC.

By:	/s/ James E. Mutrie
James E. Mutrie
General Counsel and Vice President

Dated:  August 12, 2014

EXHIBIT INDEX

Exhibit No.	Description

1.1

Underwriting Agreement, dated as of August 7, 2014, by and among RSP Permian, Inc., the Selling Stockholders named therein, and Barclays Capital Inc. and RBC Capital Markets, LLC, as representatives of the several underwriters named therein.

99.1	News Release, dated August 7, 2014, titled “RSP Permian, Inc. Announces Pricing of Common Stock Offering.”

99.2	News Release, dated August 12, 2014, titled “RSP Permian, Inc. Announces Closing of Public Offering and Full Exercise of Underwriters’ Option to Purchase Additional Common Stock.”